UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2015

PULTEGROUP, INC.
(Exact name of registrant as specified in its Charter)

Michigan	1-9804	38-2766606
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3350 Peachtree Road NE, Suite 150, Atlanta, Georgia 30326
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (404) 978-6400

____________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

_     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

_    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

_    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

_    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On September 30, 2015, PulteGroup, Inc. (the “Company”) entered into a senior unsecured $500 million term loan agreement (the “Agreement”), with Bank of America, N.A., as administrative agent, and the other lenders listed therein. The Agreement has an initial maturity date of January 3, 2017, which can be extended at the Company's option up to 12 months, subject to the payment of extension fees and other terms and conditions stated in the Agreement. The proceeds may be used for working capital and general corporate purposes. The loans under the Agreement are interest only with the principal being due at the maturity date. The Company paid customary arrangement and upfront fees to the lenders in connection with the closing of the Agreement.

The interest rate on borrowings under the Agreement may be based on either the London Interbank Offered Rate or Base Rate plus an applicable margin, as defined.

The Agreement contains customary affirmative and negative covenants for loans of this type including financial covenants that require the Company to maintain a minimum tangible net worth, a minimum interest coverage ratio, and a maximum debt to capitalization ratio (as further defined in the Agreement).

Certain of the lenders party to the Agreement and their respective affiliates, have performed, and may in the future perform, various commercial banking, investment banking, and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement which is filed as Exhibit 10.1 hereto and which is incorporated herein by reference.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
The information set forth above under Item 1.01 "Entry into a Material Definitive Agreement" is hereby incorporated by reference into this Item 2.03.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d)         Exhibits
10.1 Term Loan Agreement, dated as of September 30, 2015, among the Company, Bank of America, N.A., as administrative agent, and the other lenders listed therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULTEGROUP, INC.

Date:	October 5, 2015	By:	/s/ Steven M. Cook
			Name:	Steven M. Cook
			Title:	Executive Vice President, Chief Legal Officer, and Corporate Secretary

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